Exhibit 99.1

For information contact:

David B. Roberts

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266

droberts@lemaitre.com

LeMaitre Vascular Reports Q1 2007 Revenue of $9.9 Million, a 15% Increase

BURLINGTON, Mass., May 3, 2007 /PRNewswire-FirstCall/ — LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices, today announced its financial and operational results for Q1 2007. Net sales for Q1 2007 were $9.9 million, a quarterly record, and an increase of 15% versus Q1 2006.

Sales gains were driven primarily by the endovascular and dialysis access product category, which increased 45% over Q1 2006. The vascular category grew 6%, and the general surgery category decreased 4%. Sales growth was driven by the continued expansion of the worldwide sales force, direct mail efforts and higher average selling prices.

For Q1 2007, the Company reported a gross margin of 74.6%, versus 73.6% in Q1 2006. The higher gross margin was primarily driven by operational improvements from the consolidation of all manufacturing into the Company’s Burlington, Massachusetts headquarters.

The Company ended Q1 2007 with $28.6 million in cash and marketable securities, compared with $30.8 million at the end of 2006, reflecting a significant Endologix working capital investment, as well as residual payments related to the Company’s IPO.

George W. LeMaitre, Chairman, President and CEO said, “I am pleased to report that we continue to execute on our plan. In the quarter, we posted solid sales gains, grew our sales force, launched our next-generation Pruitt F3 Carotid Shunt, and began distributing the Powerlink Stent Graft in Europe. We continued moving towards the first implant in our UNITE abdominal stent graft trial in the U.S., and more recently completed a small tuck-in acquisition.”

The Company reported a net loss of $629,000, or $0.04 per basic and diluted share, for Q1 2007 compared to net income of $370,000, or $0.02 per diluted share, for Q1 2006. The operating loss for Q1 2007 was $977,000, compared to an operating profit of $462,000 for Q1 2006. Losses were primarily due to the growth of the sales force, and consistent with the Company’s post-IPO investment plan.

Sales and marketing expenses for Q1 2007 increased 48% to $4,810,000 from $3,249,000 for Q1 2006. The Company ended Q1 2007 with 49 sales representatives, compared to 38 at the end of Q1 2006. Investment in the geographic expansion of the sales force remains the primary use of the IPO proceeds.

For Q1 2007, general and administrative expenses increased by 34% over Q1 2006, to $2,377,000, primarily due to the higher costs associated with being a publicly-traded company.

Research & development expenses increased 45% to $1,154,000 for Q1 2007, compared to $795,000 for Q1 2006. The increase was driven largely by the hiring of additional product development engineers.

Acquisition of Cardiovascular Innovations, LLC

On April 25th 2007, LeMaitre Vascular acquired substantially all the assets of Cardiovascular Innovations, LLC (“CVI”) for $400,000 in cash plus potential royalties. Located in Athens, Texas, CVI markets a hand-powered contrast injector for use in a variety of endovascular procedures. CVI recorded 2006 revenues of approximately $240,000. “While the product has multiple applications, its niche is in larger, higher-flow vessels. As a result, the product’s principal use has been as an endovascular accessory for abdominal stent graft procedures.” said David B. Roberts, Chief Financial Officer.

Business Outlook

The Company reaffirmed prior revenue guidance for 2007 net sales of $39.5-$41.0 million. The Company also expects a net loss in 2007 based on the further development of the sales force as well as increased investment in R&D. The Company’s goal remains to achieve profitability by the end of 2008. The Company’s expectations for future financial performance do not include the impact of any potential acquisitions.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. ET today to review the Company’s financial and operational results. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-578-5771 (1-617-213-8055 for international callers) using passcode: 23806258. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. We develop, manufacture and market disposable and implantable vascular devices to address the needs of vascular surgeons and interventionalists. The Company’s devices are used to treat peripheral vascular disease, a condition that we estimate affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified portfolio of peripheral vascular devices consists of brand name products including the EndoFit and UniFit stent grafts, the Expandable LeMaitre Valvulotome, the Pruitt-Inahara Carotid Shunt and the AnastoClip Vessel Closure System.

LeMaitre and the LeMaitre Vascular logo are trademarks of LeMaitre Vascular, Inc., registered in the U.S. and other countries. This press release contains other trademarks and trade names of the Company and other third parties, which are the properties of their respective owners.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance for 2007 and 2008, and its operational objectives for 2007, enrollment in the Company’s UNITE abdominal stent graft clinical study, and the acquisition of substantially all of the assets of Cardiovascular Innovations, LLC, are forward-looking statements involving risks and uncertainties. The Company’s first quarter 2007 interim financial statements, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted include, but are not limited to, risks related to product demand and market acceptance of the Company’s products, the significant competition the Company faces from other companies, technologies and alternative medical procedures, the Company’s ability to expand its sales force, particularly in markets where the Company thinks it is currently underrepresented, the Company’s ability to expand its product offerings through internal development or acquisition, the Company’s ability to realize the anticipated benefits of its acquisitions, disruption at the Company’s single manufacturing facility, the Company’s lack of experience with and general uncertainty related to seeking regulatory approvals for its products, particularly in the United States, potential claims of third parties that the Company’s products infringe their intellectual property rights and the risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors” filed with the SEC and available on its investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	For the three months ended:
	March 31, 2007	March 31, 2006
Net sales	$9,883	$8,571
Cost of sales	2,513	2,261

Gross profit	7,370	6,310

Operating expenses:
Sales and marketing	4,810	3,249
General and administrative	2,377	1,773
Research and development	1,154	795
Restructuring charges	6	31

Total operating expenses	8,347	5,848

Income (loss) from operations	(977)	462

Other income (expense):
Interest income (expense)	351	(46)
Other income	25	45

Total other income (expense)	376	(1)

Income (loss) before income taxes	(601)	461

Provision for income taxes	28	91

Net income (loss)	$(629)	$370

Net income (loss) per share of common stock:
Basic	$(0.04)	$0.02

Diluted	$(0.04)	$0.02

Weighted average shares outstanding:
Basic	15,338	8,453
Diluted	15,338	8,935

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$13,241	$15,391
Marketable securities	15,379	15,417
Accounts receivable, net	5,687	5,060
Inventories	7,109	6,081
Other current assets	1,315	1,692

Total current assets	42,731	43,641

Property and equipment, net	2,356	2,389
Goodwill	8,853	8,853
Other intangibles, net	1,861	1,930
Other assets	163	150

Total assets	$55,964	$56,963

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,181	$818
Accrued expenses	3,721	4,528
Current portion of capital leases	6	32

Total current liabilities	4,908	5,378
Deferred tax liabilities	833	833
Other long-term liabilities	33	53

Total liabilities	5,774	6,264
Stockholders’ equity
Common stock	154	153
Additional paid-in capital	60,557	60,504
Accumulated deficit	(10,575)	(9,946)
Accumulated other comprehensive income	139	73
Less: Treasury stock	(85)	(85)

Total stockholders’ equity	50,190	50,699

Total liabilities and stockholders’ equity	$55,964	$56,963

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended:
	March 31, 2007		March 31, 2006
	$	%	$	%
Net Sales by Product Category:
Endovascular & Dialysis	$3,373	34%	$2,326	27%
Vascular	5,573	56%	5,272	62%
General Surgery	937	10%	973	11%

Total Net Sales	$9,883	100%	$8,571	100%

Net Sales by Geography
United States and Canada	$5,922	60%	$5,523	64%
Outside the United States and Canada	3,961	40%	3,048	36%

	$9,883	100%	$8,571	100%